Exhibit 10.2

Execution Draft

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

STRATAGENE CORPORATION

AND

CATALYST ASSETS LLC

Dated as of April 5, 2007

SCHEDULES AND EXHIBITS

Schedule 2.1(a)	Assigned Patents
Schedule 2.1(b)	Real Property
Schedule 2.1(c)	Tangible Assets
Schedule 2.1(d)	Assigned Contracts
Schedule 2.1(e)	Assigned Claims
Schedule 2.7	Excluded Liabilities
Schedule 6.6	Third Party Consents
Schedule 6.7	Listed Employees

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Assignment and License Agreement
Exhibit D	Purchase Price Allocation

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”), is made and entered into as of April 5, 2007 by and between Catalyst Assets LLC, a Delaware limited liability company (“Buyer”) and Stratagene Corporation, a Delaware corporation (the “Seller”).

RECITALS

A.                                   Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, certain assets of Seller, in exchange for the assumption of certain liabilities and the other consideration set forth below (such transaction, the “Asset Purchase”).

B.                                     Seller, on the one hand, and Buyer, on the other hand, desires to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereunder.

C.                                     Simultaneously with the execution and delivery of this Agreement, Seller is entering in an Agreement and Plan of Merger (the “Merger Agreement”) with Agilent Technologies, Inc., a Delaware corporation (“Parent”), and Jackson Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent, which provides for the merger of Seller with and into Merger Sub, with Seller surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”).  Joseph A. Sorge (the “Principal”) is the majority stockholder, an officer, a director and a key employee of both Seller and Buyer and will receive substantial consideration in connection with the Merger, including but not limited to the value attributable to the Principal’s equity in Seller.  The consummation of the transactions contemplated by this Agreement are conditional upon and shall be effected only following the consummation of the Merger.

D.                                    Simultaneously with the execution and delivery of this Agreement, Parent has entered into a Non-Competition Agreement with the Principal, in which he has agreed to a restrictive covenant similar to the covenants provided by Buyer herein with respect to the conduct of any business competitive with the business of Seller as currently conducted and as currently proposed to be conducted other than the Permitted Business Purpose. The agreement of the Principal and of Buyer to provide such covenants is a material inducement to the willingness of Parent to enter into the Merger Agreement, to consummate the Merger and to agree to the consummation by Seller, as the surviving corporation of the Merger and wholly-owned subsidiary of Parent, of the Asset Purchase and the other transactions contemplated by this Agreement.

E.                                      Simultaneously with the execution and delivery of this Agreement, Seller and Buyer have entered into that certain license agreement (including all schedules and exhibits attached thereto, the “License Agreement”) pursuant to which Seller and Buyer will each license to the other the right to use certain intellectual property.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1                                 Capitalized Terms.  For all purposes of this Agreement, the following terms shall have the following respective meanings:

(a)                                  “Affiliate” means with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

(b)                                 “Business Day” shall mean a day (i) other than Saturday or Sunday, and (ii) on which commercial banks are open for business in San Francisco, California.

(c)                                  “Code” means the Internal Revenue Code of 1986, as amended.

(d)                                 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the rules and regulations promulgated thereunder.

(e)                                  “Contract” means any written legally binding contract, agreement, instrument, commitment, obligation or undertaking.

(f)                                    “Delaware Law” means the Delaware General Corporation Law.

(g)                                 “Effective Time” means the Effective Time of the Merger as such term is defined in the Merger Agreement.

(h)                                 “ERISA” means the Employment Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

(i)                                     “Governmental Entity” shall mean any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority.

(j)                                     “Law” means with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, decree or other requirement of any Governmental Entity.

(k)                                  “Liabilities” mean debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any Law, action or governmental order and those arising under any Contract.

(l)                                     “Person” means any natural person, corporation, company, limited liability company, general partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Entity.

(m)                               “Purchase Price” means an aggregate of $6,600,000.00 in cash.

(n)                                 “Securities Act” shall mean the Securities Act of 1933, as amended.

(o)                                 “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) shall mean (a) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign), (b) any liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

(p)                                 “Tax Returns” means federal, state, local and foreign returns, estimates, information statements and reports required to be filed which relate to any and all Taxes.

(q)                                 “WARN Act” means the Worker Adjustment Retraining Notification Act of 1988, as amended, and the rules and regulations promulgated thereunder.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Article I shall have the meanings assigned to such terms in this Agreement.

1.2                                 Construction.

(a)                                  For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(b)                                 Any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.

(c)                                  As used in this Agreement, the words “include” and “including” and variations thereof will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

(d)                                 Except as otherwise indicated, all references in this Agreement to “Articles,” “Schedules,” “Sections” and “Exhibits” are intended to refer to Articles, Schedules, Sections and Exhibits to this Agreement.

(e)                                  The headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement.

(f)                                    Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

ARTICLE II

PURCHASE AND SALE

2.1                                 Purchase and Sale of Assets.  Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, transfer and assign to Buyer, and Buyer agrees to purchase from Seller all of Seller’s right, title and interest in and to the following (collectively, the “Acquired Assets”):

(a)                                  the patents and patent applications listed in Schedule 2.1(a) and all reissues,

reexaminations, substitutions, divisionals and continuations thereof, excluding continuations in-part (the “Assigned Patents”);

(b)                                 the real property located at 3545 South Park Drive, Jackson, Wyoming 83001, as further defined and described on Schedule 2.1(b) (the “Real Property”);

(c)                                  those tangible assets set forth on Schedule 2.1(c) (the “Tangible Assets”);

(d)                                 all of Seller’s rights under the Contracts set forth on Schedule 2.1(d) (the “Assigned Contracts”); and

(e)                                  all of Seller’s rights to those claims set forth on Schedule 2.1(e), to the extent permissible by Law.

2.2                                 Excluded Assets.  Notwithstanding anything contained herein, or in any Collateral Agreement or other instrument, conveyance or document delivered pursuant to this Agreement, to the contrary, Seller shall retain and the Acquired Assets shall not include any of Seller’s rights, titles or interests in and to any asset or property, whether tangible or intangible, real or personal, wherever situated, that is not expressly listed as an Acquired Asset pursuant to Section 2.1 above (collectively, the “Excluded Assets”).

2.3                                 Delivery of Acquired Assets.  Upon the Closing, all of the right, title and interest of Seller in and to all of the Acquired Assets shall pass to Buyer and Seller shall deliver to Buyer the Acquired Assets at the location at which such Acquired Assets are situated at Closing.

2.4                                 Instruments of Conveyance.  At the Closing, Seller and Buyer shall enter into: (i) an Assignment and Assumption Agreement substantially in the form of Exhibit A hereto (the “General Assignment”); (ii) with respect to the Real Property, such deeds (without warranty) individually, a “Deed” and collectively, the “Deeds” and other good and sufficient instruments of conveyance as shall be effective to vest in Buyer all right, title and interest of Seller in and to the Real Property; (iii) a Bill of Sale substantially in the form of Exhibit B hereto (the “Bill of Sale”); and (iv) an Assignment and License Agreement substantially in the form of Exhibit C hereto (the “Patent Assignment”) with respect to the sale, transfer and assignment to Buyer of the Assigned Patents; (the General Assignment, Bill of Sale, Patent Assignment, Deeds and other required real property agreements and instruments of conveyance being collectively referred to herein as the “Collateral Agreements”).

2.5                                 Further Assurances.  At any time, or from time to time, after the Closing, upon Buyer’s reasonable request and without any further consideration, Seller shall, without expense to Seller: (i) execute and deliver to Buyer such other instruments of sale, transfer, conveyance, assignment and confirmation; and (ii) take such other commercially reasonable actions, as  may be reasonably necessary in order more effectively to transfer, convey and assign to Buyer, and to confirm Buyer’s title to, all of the Acquired Assets.

2.6                                 Assumed Liabilities.  Effective upon the Closing, Buyer shall  assume and thereafter shall fully pay, perform and discharge, or cause to be fully paid, performed or discharged, when due, the following Liabilities  (collectively, the “Assumed Liabilities”):

(a)                                  those Liabilities arising after the Closing under the Assigned Contracts;

(b)                                 all Liabilities related to Transaction Taxes (as defined in Section 6.10);

(c)                                  those Liabilities relating to the Transferred Employees (as defined in Section

6.7(b)) set forth in Section 6.7(c) of this Agreement; and

(d)                                 all Liabilities with respect to the use, operation or ownership of the Acquired Assets by Buyer following the Closing.

Buyer shall discharge the Assumed Liabilities on a timely basis in accordance with their terms and Buyer agrees that Seller shall have no liability for any failure of Buyer to discharge the Assumed Liabilities in accordance with their terms.  Buyer shall indemnify and hold harmless Seller, its directors, officers, agents, employees and Affiliates from and against any and all losses, Liabilities, damages, costs and expenses (including costs of investigation and defense and reasonable fees and expenses of attorneys, experts and other professionals) directly or indirectly, whether or not due to a third party claim, arising out of, resulting from or in connection with the Assumed Liabilities.

2.7                                 Excluded Liabilities.  Other than as set forth above in Section 2.6, or elsewhere expressly in this Agreement or in the Collateral Agreements, Buyer is not assuming, and nothing contained in this Agreement shall be construed as an assumption by Buyer, of any Liabilities of Seller (the “Excluded Liabilities”) and such Excluded Liabilities shall remain the liabilities and obligations of Seller following the Closing. For the avoidance of doubt, Buyer is not assuming any liability with respect to the Prior Payment Claims as defined in Schedule 2.7 attached hereto.  By way of example, Buyer is not assuming any liability of Seller with regard to any Tax Liability other than those Tax Liabilities expressly provided herein.

2.8                                 Assignment of Contracts or Rights.  Notwithstanding anything contained in this Agreement or any Collateral Agreement to the contrary, neither this Agreement nor any Collateral Agreement shall constitute an agreement to assign any Acquired Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of any party thereto or any third party (including any Governmental Entity), would constitute a breach or other contravention thereof or of any applicable Law.

2.9                                 Withholding.  Buyer shall be entitled to deduct and withhold from the Purchase Price otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law.  Any amount so withheld shall be remitted to the appropriate Governmental Entity.  To the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller.

ARTICLE III

CLOSING AND CONSIDERATION

3.1                                 Closing.  The closing of the transactions contemplated by this Agreement and the Collateral Agreements (the “Closing”) will take place at the principal offices of Seller, or at such other place as Buyer and Seller mutually agree, commencing at 12:01 a.m., Pacific Standard Time on the first Business Day following the Effective Time.

3.2                                 Consideration.  At the Closing, as consideration for the sale, transfer and assignment of the Acquired Assets to Buyer, Buyer shall pay to Seller the Purchase Price, in cash by wire transfer to Seller in accordance with the wire transfer instructions as delivered to Buyer by Seller not less than two (2) Business Days prior to the Closing.

3.3                                 Allocation of Purchase Price.  The Purchase Price shall be allocated to the Acquired Assets in the manner to be set forth on Exhibit D attached hereto which shall be mutually agreed by Seller and Buyer consistent with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder as soon hereafter as is reasonably practicable (the “Purchase Price Allocation”).  When agreed by the parties, the Purchase Price Allocation will be attached hereto as Exhibit D and form a part hereof.  The parties shall file Forms 8594 consistent with the Purchase Price Allocation and each party agrees to provide the other with a copy of its Form 8594 promptly after the filing thereof.  Neither Buyer nor Seller shall take a position that is inconsistent with the Purchase Price Allocation in any filings, declarations, reports or refund claims with any Governmental Entity, in any litigation or in any matter relating to taxes.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer, as follows:

4.1                                 Organization of Seller.  Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware.  Seller has the corporate power to own its properties and to carry on its business as currently conducted.

4.2                                 Authority.  Seller has all requisite corporate power and authority to enter into this Agreement and the Collateral Agreements and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Seller, and no further action is required on the part of Seller to authorize this Agreement, the Collateral Agreements and the transactions contemplated hereunder and thereunder.  This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Buyer , constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that such enforcement is limited by (x) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (y) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

4.3                                 No Conflict.  The execution and delivery by Seller of this Agreement, the Collateral Agreements and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) (a) any provision of the certificate of incorporation, as amended or bylaws, as amended, of Seller, or (b) any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to Seller or any of its properties (whether tangible or intangible) or assets except, in each case, where such conflict, violation or default would not be material to Seller’s ability to consummate the Asset Purchase or to perform its obligations under this Agreement and the Collateral Agreements or would not affect the legality, validity or enforceability of this Agreement or the Collateral Agreements.

4.4                                 Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Seller in connection with the execution and delivery of this Agreement, the Collateral Agreements or the consummation of the transactions contemplated hereby and thereby except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not be material to Seller’s ability to consummate the Asset Purchase or to perform its obligations under this Agreement and the Collateral Agreements or would not affect the legality, validity or enforceability of this Agreement or the Collateral Agreements, and except for any Collateral Agreements related to the Real Property.

4.5                                 NO WARRANTIES.  EXCEPT FOR THE EXPRESS REPRESENTATIONS AND

WARRANTIES MADE BY SELLER IN THIS ARTICLE IV, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, CONCERNING THE ACQUIRED ASSETS AND ASSUMED LIABILITIES, IT BEING SPECIFICALLY UNDERSTOOD AND AGREED BY BUYER THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV, THE ACQUIRED ASSETS AND ASSUMED LIABILITIES ARE BEING SOLD AND TRANSFERRED “AS IS” IN ALL RESPECTS.  SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF BUYER WITH RESPECT TO THE ACQUIRED ASSETS, WHETHER OR NOT SELLER HAS BEEN MADE AWARE OF SUCH PURPOSE.

4.6                                 Encumbrances.  Between the Effective Time and the Closing (the “Relevant Period”), none of the Acquired Assets have become subject to any material mortgage, lien, pledge, charge, security interest or other similar encumbrance solely as a result of any actions taken by Seller or Parent during the Relevant Period or solely by reason of Seller becoming a subsidiary of Parent.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

5.1                                 Organization, Good Standing and Qualification.  Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of Delaware.  Buyer has the limited liability company power to own its properties and to carry on its business as currently conducted.

5.2                                 Authority.  Buyer has all requisite corporate power and authority to enter into this Agreement and the Collateral Agreements and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Buyer, and no further action is required on the part of Buyer to authorize this Agreement, the Collateral Agreements and the transactions contemplated hereunder and thereunder.  This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Seller, constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that such enforcement is limited by (x) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (y) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

5.3                                 No Conflict.  Neither the execution and delivery of this Agreement, the Collateral Agreements, nor the consummation of the transactions contemplated hereby and thereby, will conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both) (i) any provision of the certificate of incorporation, as amended, and the bylaws, as amended, of Buyer, (ii) any Contract to which Buyer or any of its material properties or assets are subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or its properties or assets, except in each case where such conflict, violation or default would not be material to Buyer’s ability to consummate the Asset Purchase or to perform its obligations under this Agreement and the Collateral Agreements or would not affect the legality, validity or enforceability of this Agreement or the Collateral Agreements.

5.4                                 Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Collateral Agreements or the consummation of the transactions contemplated hereby and thereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not be material to Buyer’s ability to consummate the Asset Purchase or to perform its obligations under this Agreement and the Collateral Agreements or would not affect the legality, validity or enforceability of this Agreement or the Collateral Agreements.

5.5                                 Financing.  Buyer will have available to it upon the Closing, sufficient funds to consummate the transactions contemplated by this Agreement and the Collateral Agreements, including payment in full of the amounts payable to Seller under Article III.

5.6                                 Real Property.  There are no representations or warranties of any kind whatsoever, express or implied, made by Seller in connection with the Real Property, the physical condition of the Real Property (including, without limitation, whether or not the Real Property contains any hazardous or toxic substances), whether the Real Property complies with applicable Laws, or whether the Real Property is appropriate for Buyer’s intended use.  Buyer is not relying on any statement or representation of Seller, its agents or its representatives.  Buyer, in entering into this Agreement and in completing its purchase of the Real Property is relying entirely on its own knowledge and investigation of the Real Property.  Buyer shall purchase the Real Property in its  “AS IS” condition WITH ALL FAULTS as of the date of the Closing and waives and releases all known and unknown damages, losses, costs, claims, demands, causes of actions, liabilities and expenses, including, without limitation, interest, penalties, attorneys’ fees’ and expenses of investigation, lost profits, diminution in value, response action, removal action or remedial action (collectively “Claims”) against Seller as a result of the condition or status of the Real Property.  Upon Closing, Buyer shall assume the risk that adverse matters, including but not limited to, defects and adverse physical and environmental conditions, and Buyer, upon Closing shall be deemed to have waived, relinquished and released Seller, its Affiliates, and each of their respective officer, directors, employees, stockholders, partners and agents (collectively, the “Released Parties”) from and against any and all Claims that Buyer might have asserted or alleged against the Released Parties at any time by reason of or arising out of any latent or patent defects or physical conditions, violations of any applicable Laws regarding the Real Property.  Buyer hereby waives the provisions of any applicable Law which provides that a general release does not extend to claims which the releasing party does not know or suspect to exist in its favor at the time of executing the release, which if known by such party would have materially affected its decision to release such claims.

ARTICLE VI

COVENANTS AND AGREEMENTS

6.1                                 Expenses.  Except as provided in Section 6.10(c), whether or not the transactions contemplated by this Agreement are consummated, all fees and expenses incurred in connection herewith including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

6.2                                 Public Disclosure.  No party shall issue any statement or communication to any third party (other than their respective agents) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other party, which consent shall not be unreasonably withheld, except that this restriction shall be subject to Seller’s obligation to comply with applicable securities Laws and the rules of the NASDAQ National Market.

6.3                                 Reasonable Efforts.  Subject to the terms and conditions provided in this Agreement,

each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

6.4                                 Patent Claims.  If (i) Buyer brings a claim arising out of or related to the Assigned Patents against Seller or its Affiliates, customers or other third party that exploits or otherwise disposes of a Seller product or service, and (ii) Seller has a legal obligation or right to defend such claim, then Seller may provide a defense including but not limited to the initiation of proceedings against Buyer or its Affiliates related to such Assigned Patents and/or otherwise challenging the enforceability or validity of the Assigned Patents on behalf of the Seller, it Affiliates, customers or other third parties.  Buyer hereby expressly waives any right to, and agrees not to assert, a defense of assignor estoppel against Seller in any proceeding against Buyer or its Affiliates related to the Assigned Patents by Seller or otherwise in a proceeding in which Seller challenges the enforceability or validity of the Assigned Patents on behalf of the Seller, it Affiliates, customers or other third parties.

6.5                                 Notification of Certain Matters.  Each of Buyer and Seller shall give prompt notice to the other of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Buyer or of Seller, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date, and (ii) any failure of Buyer or Seller, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement.  No disclosure by Seller or Buyer pursuant to this Section 6.5 shall prevent or cure any misrepresentations, breach of warranty or breach of covenant.

6.6                                 Assignment of Assigned Contracts.

(a)                                  Third Party Consents. Seller shall use commercially reasonable efforts to obtain those consents, waivers and approvals of third parties with respect to the transactions contemplated by this Agreement that are identified on Schedule 6.6 hereto.  Buyer shall fully co-operate with and assist Seller in such efforts. The failure by Seller to assign at Closing any Acquired Asset shall not relieve any of the parties hereto from its respective obligations to consummate the transactions contemplated by this Agreement upon the terms provided herein.

(b)                                 Non-Assigned Contracts. If any consent, waiver or approval referenced in Section 6.6(a) above is not obtained, or if an attempted assignment of an Assigned Contract would be ineffective or would adversely affect the rights thereunder so that Buyer would not in fact receive all such rights, (i) Seller shall use commercially reasonably efforts to (A) provide Buyer with the economic benefits of such Assigned Contract, (B) cooperate in any lawful arrangement for the purpose of providing such benefits to Buyer, and (C) enforce at the request and expense of and for the benefit of Buyer any rights of Seller arising from such Assigned Contract, including the right to elect to terminate such Assigned Contract in accordance with the terms thereof upon the written request of Buyer, and (ii) Buyer shall perform all obligations of Seller under such Assigned Contract.  Buyer agrees to pay, perform and discharge, and indemnify Seller against and hold Seller harmless from, all Liabilities relating to such performance or any failure by Buyer to so perform the obligations of Seller under such Assigned Contract.

6.7                                 Employee Matters.

(a)                                  Employment Offers.  It is agreed and acknowledged that Buyer shall contact those employees of Seller or its Affiliates who are listed on Schedule 6.7 hereto (the “Listed Employees”) for the purpose of making written offers of employment with Buyer to such Employees.  Buyer hereby agrees that such employment offers will be expressed to be contingent upon the Closing.  Until and contingent upon the Closing, Buyer shall have the right to continue such discussions with such Listed Employees.

(b)                                 Transferred Employees.  The making by Buyer and acceptance by any such Listed Employee of such employment offer in accordance with Section 6.7(a) shall not constitute a breach by such Listed Employee or by Buyer of any right or obligation owed to Seller or its Affiliates.  Buyer shall have the right to employ the Listed Employees and Seller shall, and shall cause its Affiliates to, permit the Listed Employees to terminate their employment with Seller or any such Affiliate to begin employment with Buyer effective as of the Closing.  Listed Employees to whom Buyer offers employment in accordance with this Agreement and who accept such offer of employment and become employees of Buyer shall be referred to herein as the “Transferred Employees”. Each Transferred Employee shall have his or her employment with Seller or any of its Affiliates, as applicable, terminated as of no later than the Closing Date. The employment of any Listed Employee who does not accept an employment offer of Buyer and does not become a Transferred Employee of Buyer as of the Closing shall be terminated by Seller effective as of the Closing.

(c)                                  Termination Liabilities.  Buyer shall be responsible for and shall perform and discharge all Liabilities that arise out of employment by Buyer of the Transferred Employees following the Closing.  Buyer shall also assume, be responsible for and pay all of the following Liabilities of Seller or any of its Affiliates that arise out of the termination of any Transferred Employee’s employment with Seller or such Affiliate:

(i)                                     any Liabilities for amounts owed to such Transferred Employees related to employment with Seller or an Affiliate, including, but not limited to accrued vacation, paid time off, sick leave or similar benefits attributable to periods of employment or service of such Transferred Employees with Seller or any of its Affiliates (“Accrued Employee Obligations”);

(ii)                                  any Liabilities of Seller or any of its Affiliates or administrators to Transferred Employees under any employee benefit plans of Seller or its Affiliates, or under the ERISA, COBRA or the WARN Act or any similar Laws, that arises out of the termination of such Transferred Employee’s employment with Seller or any of its Affiliates, including but not limited to health care continuation coverage for such Transferred Employees with respect to plans established or maintained by Seller or any such Affiliate;

(iii)                               any Liability for severance payments or other termination benefits to any Transferred Employee which accrues or becomes payable during the period of such Transferred Employee’s employment or service with Seller or any of its Affiliates or that arises out of the termination of such Transferred Employee’s employment with Seller or any of its Affiliates or any Liability of Seller or any of its Affiliates under similar provisions which provide for payment of consideration upon the completion of the transactions contemplated herein to any Transferred Employee; or

(iv)                              any Liability arising out of any claims against Seller or any of its Affiliates of discrimination or wrongful or constructive termination under applicable Laws or otherwise in connection with or arising out of the termination of any Transferred Employee by Seller in order to permit the Transferred Employee to commence employment with Buyer.

The employment offer made by Buyer to each Listed Employee shall provide for the agreement of such Listed Employee to the assumption and discharge by Buyer of all Accrued Employee Obligations with respect to such Listed Employee, subject to such Listed Employee becoming a Transferred Employee.  Buyer shall be responsible for, and shall indemnify and hold harmless Seller from and against, any claim or lawsuit made against Seller by any Transferred Employee which claim alleges wrongful or constructive termination of employment by Seller and/or asserts an entitlement to severance from Seller, and any claims of comparable nature against Seller, in the event Buyer terminates the employment of such Transferred Employee after such Transferred Employee’s voluntary termination of employment with Seller to commence employment with Buyer.

6.8                                 Shrinkwrap Software.  Seller shall transfer at Closing, to the extent it has the legal right to do so and subject to the applicable license agreements with the licensors, its royalty-free usage rights to the shrink-wrap personal computer software (also known as conditions-of-use software) being used in its ordinary course of business as of the Closing Date on the personal computers that are Acquired Assets.  Seller further agrees to transfer at Closing, to the extent it has the legal right to do so and subject to the applicable license agreements with the licensors, its royalty-free usage rights to all upgrades and updates to the shrink-wrap personal computer software that is in Seller’s possession and being used on the personal computers that are Acquired Assets as of the Closing Date.  Notwithstanding the foregoing, no software rights are being transferred under this Agreement that relate to public domain software or freeware.

6.9                                 Bulk Sales.  Buyer hereby waives compliance by Seller with any applicable bulk sales or similar Laws.

6.10                           Certain Tax Matters.

(a)                                  Cooperation on Tax Matters.  Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 6.10 and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s reasonable request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Seller shall retain all books and records with respect to Tax matters pertinent to Seller relating to any taxable period until the expiration of the statute of limitations and any extensions thereof for the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.  Seller and Buyer shall use their reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed, including with respect to the transactions contemplated hereby.

(b)                                 Transfer Taxes; Closing and Recording Expenses.  All transfer, documentary, sales, use, value-added, gross receipts, stamp duty, excise, property, registration and other similar Taxes and fees (including any penalties, interest and additions to Tax) incurred, imposed or that may be payable to any Taxing authority by reason of, in connection with or attributable to this Agreement or any of the Collateral Agreements, the sale, transfer and delivery of the Acquired Assets from Seller to Buyer pursuant to this Agreement and the Collateral Agreements (including, without limitation, all recording, real property survey, subdivision and title company expenses), and the assumption of the Assumed Liabilities by Buyer (collectively, “Transaction Taxes”) shall be borne solely by Buyer and paid by Buyer when due without regard to whether such Transaction Taxes are imposed on Buyer or Seller.  To the extent that Seller is responsible for the preparation and filing of any Transaction Tax return, Seller shall prepare such Tax Return and other documentation with respect to all such Transaction Taxes and provide Buyer with a copy of such Transaction Tax return at least ten (10) Business Days prior to the due date thereof.  Buyer shall remit to the Seller within five (5) Business Days following the receipt of any Transaction Tax return the amount of the Transactions Taxes shown to be due on such return, and, if required by applicable Law, Buyer shall, and shall cause its Affiliates to, join in the execution of any such Tax Return and other documentation.  The parties hereto shall cooperate with each other and use their reasonable efforts to minimize any Transaction Taxes.

(c)                                  Pre-Closing Tax Period.  Seller shall prepare and file, or cause to be prepared and filed, with the appropriate Governmental Entities all Tax Returns and shall pay, or cause to be paid, when due all Taxes relating to the Acquired Assets attributable to any taxable period which ends on or prior to the Closing Date (the “Pre-Closing Tax Period”).  Buyer shall prepare and file, or cause to be prepared and filed, with the appropriate Governmental Authorities all Tax Returns, and shall pay, or cause to be paid, when due all Taxes relating to the Acquired Assets attributable to taxable periods which are not part of the Pre-Closing Tax Period.  If, in order to properly prepare its Tax Returns or other documents required to be filed with Governmental Entities, it is necessary that a party be furnished with additional information, documents or records relating to the Acquired Assets, both Seller and Buyer agree to use reasonable efforts to furnish or make available such non-privileged information at the recipient’s request, cost and expense provided, however, that no party shall be entitled to review or examine the Tax Returns of any other party.  For purposes of this Section 6.10(c), in the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the Taxes for the Pre-Closing Tax Period shall be computed as if the Pre-Closing Tax Period ended as of the close of business on the day preceding the Closing Date and the amount of Taxes for taxable periods that are not part of the Pre-Closing Tax Period shall be the excess, if any, of (x) the Taxes for the Straddle Period over (y) the Taxes for the Pre-Closing Tax Period. Any refunds and credits attributable to the Pre-Closing Tax Period shall be for the account of the Seller and any refunds and credits attributable to the period that is not part of the Pre-Closing Tax Period shall be for the account of the Buyer.

(d)                                 Proration of Payments for Utilities, Property Taxes, Deposits and Other Prepayments.  All expenses of the Real Property shall be prorated as of Closing as if the Buyer were vested with title to the Real Property during the entire day upon which Closing occurs, and such prorations shall be set forth on a closing statement and agreed prior to Closing.  Such prorated items include without limitation those set forth below.

(i)                                     All taxes and assessments relating to the Real Property shall be prorated as of the Closing.  Any taxes paid at or prior to Closing shall be prorated based upon the amounts actually paid.  If taxes and assessments due and payable during the year of Closing have not been paid before Closing, Seller shall be charged at Closing an amount equal to that portion of such taxes and assessments which relates to the period before Closing, and the Buyer shall pay the taxes and assessments prior to their becoming delinquent.  Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation fixed.  To the extent that the actual taxes and assessments for the current year differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves within thirty (30) days after such amounts are determined following Closing.

(ii)                                  Utility charges with respect to each parcel of Real Property shall be prorated at Closing on the basis of the most recent meter reading occurring prior to Closing (dated not more than two (2) days prior to Closing) or, if unmetered, on the basis of a current bill for each such utility.

(iii)                               Any other expenses or other items pertaining to the Real Property which are customarily prorated between a buyer and a seller in the county in which such Real Property is located.

Except as otherwise provided herein any revenue or expense amount that cannot be ascertained with certainty as of Closing shall be prorated on the basis of the parties’ reasonable estimates of such amount, and shall be the subject of a final proration sixty (60) days after Closing, or as soon thereafter as the precise amounts can be ascertained.  Buyer shall promptly notify Seller when it becomes aware that any such estimated amount has been ascertained.

ARTICLE VII

CONDITIONS TO THE CLOSING

7.1                                 Conditions to Obligations of Each Party.  The respective obligations of Buyer and Seller to effect the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a)                                  No Order.  No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making illegal or enjoining the transactions contemplated by this Agreement or otherwise prohibiting consummation of the transactions contemplated hereunder.

(b)                                 Closing of Merger Agreement.  The transactions contemplated by the Merger Agreement shall have been consummated.

(c)                                  License Agreement.  The License Agreement shall be in full force and effect; no breach of such agreements shall have occurred and be continuing.

7.2                                 Additional Conditions to the Obligations of Buyer.  The obligation of Buyer to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

(a)                                  Accuracy of Representations and Warranties on Closing Date.  The representations and warranties of Seller set forth in Article IV hereof shall be true and correct on and as of the Closing Date with the same force and effect as if they had been made at the Closing, except to the extent that the failure of any such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the Acquired Assets, the Assumed Liabilities or the ability of Seller to consummate the Asset Purchase or to perform its obligations under this Agreement and the Collateral Agreements.  At the Closing, Buyer shall have received a certificate to such effect signed on behalf of Seller by a duly authorized officer of Seller.

(b)                                 Collateral Agreements.  Seller shall have executed, and delivered to Buyer, each of the Collateral Agreements.

(c)                                  Secretary’s Certificate.  Seller shall have delivered to Buyer a valid and duly executed certificate of the secretary or assistant secretary of Seller, dated the Closing Date, as to the continued existence of Seller, and certifying the authorization of the execution, delivery and performance of this Agreement and the Collateral Agreements.

(d)                                 FIRPTA Certificate.  Seller shall have delivered to Buyer a certificate that Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Code.

7.3                                 Conditions to Obligations of Seller.  The obligations of Seller to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Seller:

(a)                                  Accuracy of Representations and Warranties on Closing Date.  The representations and warranties of Buyer set forth in Article V hereof shall be true and correct on and as of the Closing Date with the same force and effect as if they had been made at the Closing, except to the extent that the failure of any such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the ability of Buyer to consummate the Asset Purchase or to perform its obligations under this Agreement and the Collateral Agreements.  At the Closing, Buyer shall have received a certificate to such effect signed on behalf of Buyer by a duly authorized officer of Buyer.

(b)                                 Collateral Agreements.  Buyer shall have executed, and delivered to Seller, each of the Collateral Agreements.

(c)                                  Payment of Purchase Price.  Buyer shall have notified Seller of the amount required to be withheld pursuant to Section 2.9 of this Agreement.  Buyer shall have paid the Purchase Price, net of any amounts required to be withheld pursuant to Section 2.9 of this Agreement, to the Seller.

(d)                                 Secretary’s Certificate.  Buyer shall have delivered to Seller a valid and duly executed certificate of the secretary or assistant secretary of Buyer, dated the Closing Date, as to the continued existence of Buyer, and certifying the authorization of the execution, delivery and performance of this Agreement and the Collateral Agreements.

ARTICLE VIII

NON-COMPETITION AND CONFIDENTIALITY

8.1                                 Non-Competition.  As further consideration for the purchase and sale of the Acquired Assets and the other transactions contemplated by this Agreement;

(a)                                  Beginning on the Closing Date and ending on the third (3rd) anniversary of the Closing (the “Non-Competition Period”), Buyer shall not, directly or indirectly, for itself or on behalf of or in conjunction with any other Person, without the prior written consent of Parent: (i) engage in, anywhere in the jurisdictions in which Seller and its Affiliates has conducted business prior to the Merger (the “Restricted Area”), whether as an agent, consultant, advisor, independent contractor, proprietor, partner, shareholder, investor, lender or guarantor or in any other capacity of, or have any ownership interest in (except for ownership, solely as a passive investment, of one percent (1%) or less of any publicly held entity), participate in the financing, operation, management or control of, or permit Buyer’s name to be used in connection with, any Person or business that engages or participates in, a Competing Business Purpose (as defined below); or (ii) interfere with the business of Parent or approach, contact or solicit customers of Parent, Seller or their Affiliates in connection with a Competing Business Purpose.

For purposes of this Agreement, “Competing Business Purpose” shall mean (1) any business engaged in by Seller and its subsidiaries on or prior to the Closing Date, including, without limitation, the development, manufacturing and distribution of biological products, instruments, software and systems designed for life sciences research including molecular biology technologies used for gene transfer, gene and protein expression, gene cloning and mutagenesis, protein and gene functional analysis, nucleic acid and protein purification and analysis, microarray reagents and software, DNA amplification and quantification as well as reagents, instruments, software and systems for clinical diagnosis focused on allergy and autoimmune testing and urinalysis, or (2) any other business in which Seller or any of its subsidiaries has made demonstrable preparation to engage in prior to the Closing Date, provided however that the Competing Business Purpose shall not include the “Permitted Business Purpose”.  For purposes of this Agreement, the “Permitted Business Purpose” shall mean the Diagnostics Field, Therapeutics Field, and Clinical Services Field (each as defined in the License Agreement).  Nothing in the restrictions outlined in this Section 8.1(a) shall be construed to prohibit Buyer from entering into any bona-fide non-commercial Collaborations (as defined in the License Agreement) or from prosecuting or commercializing any of the Assigned Patents.  Any expansion of the Permitted Business Purpose requires the prior written consent of Parent.

(b)                                 During the Non-Competition Period, Buyer shall not, directly or indirectly, for itself or on behalf of or in conjunction with any other Person, without the prior written consent of Parent, use any of the Acquired Assets to: (i) engage in, anywhere in the Restricted Area, whether as an agent, consultant, advisor, independent contractor, proprietor, partner, director, shareholder, investor, lender or guarantor or in any other capacity of, or have any ownership interest in (except for ownership, solely as a passive investment, of one percent (1%) or less of any publicly held entity), participate in or facilitate the financing, operation, management or control of, or permit Buyer’s name to be used in connection with, any Person or business that engages or participates in, a Competing Business Purpose; or (ii) interfere with the business of Parent or approach, contact or solicit customers of Parent, Seller or their Affiliates in connection with a Competing Business Purpose.

(c)                                  Beginning on the Closing Date and for the duration of the Non-Competition Period, Buyer shall not, directly or indirectly, without the prior written consent of Parent, solicit, knowingly encourage or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any employee of Parent, Seller or any subsidiary of Parent or Seller to terminate his or her employment with Parent, Seller or such subsidiary of Parent or Seller, except for the Listed Employees.

8.2                                 General Solicitation.  The parties agree that the restrictions in Section 8.1(c) shall not apply to any general solicitation of Buyer not specifically directed at employees, subcontractors, contractors, independent consultants and sales representatives of Parent, Seller or any subsidiary of Parent or Seller made in a newspaper or other periodical, a job fair, or any electronic or broadcast medium.

8.3                                 Confidentiality.  Each party to this Agreement agrees that it shall not, nor shall it permit any of its Affiliates, agents or representatives to, use or disclose to any Person any Confidential Information to which it is given access (each party as a recipient of such information shall be a “Receiving Party”) pursuant to this Agreement or the License Agreement (“Confidential Information”) by the other party to this Agreement (each party as the provider of such information shall be a “Providing Party”) for any purpose other than the purposes expressly contemplated by this Agreement, except (i) as may be required for the purposes contemplated by this Agreement, (ii) as the Providing Party otherwise may agree in writing, or (iii) as may be required by applicable Law or stock exchange requirement.  In the event that a Receiving Party or any of its Affiliates, agents or representatives is requested to disclose any of the Confidential Information pursuant to (iii), the Receiving Party will promptly give written notice to the Providing Party so that the Providing Party may seek a protective order or other appropriate remedy and/or waive compliance with this Agreement.  The Providing Party shall have a reasonable opportunity to contest such disclosure.  If such protective order or other remedy is not obtained or the Providing Party waives compliance with this Agreement and disclosure of any Confidential Information is required, the Receiving Party will furnish only that portion of the Confidential Information which is legally required and will exercise all reasonable efforts to obtain a protective order or other reliable assurance at the Providing Party’s expense that confidential treatment will be accorded the Confidential Information furnished.

THE RECEIVING PARTY SHALL USE THE SAME DEGREE OF CARE TO PREVENT

DISCLOSURE OF THE CONFIDENTIAL INFORMATION TO THIRD PARTIES AS IT USES TO PROTECT OR PREVENT UNAUTHORIZED USE, DISSEMINATION OR PUBLICATION OF ITS OWN MOST SENSITIVE CONFIDENTIAL INFORMATION.

8.4                                 Reasonable Restraint.  The parties agree that the covenants in this Article VIII impose a reasonable restraint on Buyer in light of the activities and business of Buyer, Seller and their Affiliates on the date of the execution of this Agreement and the current plans of Buyer, Seller and their Affiliates.

8.5                                 Severability; Reformation.  The covenants in this Article VIII are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.  Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

8.6                                 Independent Covenant.  All of the covenants in this Article VIII shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Seller against Buyer or any of its Affiliates, or Buyer against Seller or any of its Affiliates, respectively, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer or Seller or their Affiliates, respectively of such covenants.  The parties expressly acknowledge that the terms and conditions of this Article VIII are independent of the terms and conditions of any other agreements entered into in connection with this Agreement.  It is specifically agreed that the periods set forth in this Article VIII during which the agreements and covenants of Buyer made in this Article VIII shall be effective, shall be computed by excluding from such computation any time during which Buyer is found by a court of competent jurisdiction to have been in violation of any provision of this Article VIII.  The covenants contained in Article VIII shall not be affected by any breach of any other provision hereof by any party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated.

8.7                                 Materiality.  Each of the parties hereto hereby agree that the covenants of Buyer set forth in this Article VIII are a material and substantial part of the transactions contemplated by this Agreement supported by adequate consideration and a material inducement to Seller to enter into and perform its obligations under this Agreement.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1                                 Termination upon Termination of Merger.  In the event that the Merger Agreement is terminated in accordance with its terms, this Agreement shall terminate and be of no further force or effect.

9.2                                 Other Termination Events.  This Agreement may be terminated and the Asset Purchase abandoned at any time prior to the Closing Date:

(a)                                  by mutual consent of Seller and Buyer;

(b)                                 by Seller or Buyer if (i) a Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Asset Purchase or other transactions contemplated by this Agreement, which order, decree, ruling or other action is final and nonappealable, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement and the Ancillary Agreements that would make consummation thereof illegal; provided, however, that the right to terminate this Agreement under this Section 9.2(b) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, such order, decree, ruling, action or Law;

(c)                                  by Buyer upon a breach of any representation or warranty on the part of Seller set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue, in either case such that the condition set forth in Section 7.2(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue hereunder and in any such case such breach shall be incapable of being cured or shall not have been cured in all material respects within ten (10) Business Days after written notice thereof shall have been received by Seller; and

(d)                                 by Seller upon a breach of any representation or warranty on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the condition set forth in Section 7.3(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue hereunder and in any such case such breach shall be incapable of being cured or shall not have been cured in all material respects within ten (10) Business Days after written notice thereof shall have been received by Buyer.

9.3                                 Event of Termination.  In the event of termination of this Agreement as provided in this Article IX, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer or Seller or their respective officers, directors or stockholders except (a) as set in this Section 9.3 as well as Article X to the extent applicable to such surviving sections, each of which shall survive termination of this Agreement, and (b) that nothing herein shall relieve any party from liability for any willful or intentional breach of any representation or warranty of such party contained herein. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

9.4                                 Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought; provided that any amendment to this Agreement shall also require the written consent of Parent.

9.5                                 Extension; Waiver.  At any time prior to the Closing, Buyer, on the one hand, and Seller, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and consented to in writing by Parent.

ARTICLE X

GENERAL

10.1                           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service to the appropriate address, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail or commercial delivery service will not be deemed given until the date and time of acknowledged receipt at the appropriate address:

(a)                                  if to Buyer, to:

Catalyst Assets LLC
3545 South Park Drive
Jackson, Wyoming 83001
Attention: General Counsel
Telephone No.:
Facsimile No.:

with a copy to:

Joseph A. Sorge, M.D.
PO Box 1576
Wilson, WY 83014
619-992-7400
Telephone:
Facsimile:

(b)                                 if to Seller, to:

Stratagene Corporation
11011 North Torrey Pines Road
La Jolla, CA 92037
Attention: Steve Martin
Telephone: (858) 373-6300
Facsimile:

with a copy to:

Agilent Technologies, Inc.
5301 Stevens Creek Blvd.
Santa Clara, CA 95051
Attention: General Counsel
Telephone: (408) 553-2424
Facsimile:  (408) 345-8242

10.2                           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart for the Agreement to be effective among the other parties. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

10.3                           Entire Agreement; Assignment.  This Agreement, the Confidential Disclosure Agreement and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as provided in Section 10.10. The express terms hereof control and supersede any course of performance, conduct or usage of the trade inconsistent with any of the terms hereof.  No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Any assignment in violation of this provision shall be void.

10.4                           Due Diligence.  Buyer has engaged in the entire due diligence effort it deemed appropriate prior to executing this Agreement. The sale of the Acquired Assets and the assumption by Buyer of the Assumed Liabilities is based solely upon the results of that due diligence and there has been no reliance upon the representations or statements of Seller other than as set forth in Article IV.

10.5                           Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6                           Other Remedies.  Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.7                           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.  Each of the parties hereto irrevocably consents to the non-exclusive jurisdiction and venue of any court within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, and agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such Persons. Each of the parties hereto agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court or bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such court.

10.8                           Rules of Construction.  The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.9                           Specific Performance.  The parties hereto agree that irreparable damage would occur and that the parties would not have an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, without the requirement of posting a bond or other security, this being in addition to any other remedy to which they are entitled at law or in equity.

10.10                     Third Party Beneficiary.  Parent is an express third party beneficiary of this Agreement and may enforce any rights or obligations hereunder on behalf of Seller.  No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any other third party beneficiary rights or any other rights of any kind in any client, customer, employee, affiliate, stockholder, or partner of any party hereto (other than Parent) or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

10.11                     WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

CATALYST ASSETS LLC

By:	/s/ Joseph Sorge

Name:	Joseph Sorge

Title:	Founding Member

STRATAGENE CORPORATION

By:	/s/ Joseph Sorge

Name:	Joseph Sorge

Title:	CEO

[Signature Page to Asset Purchase Agreement]

Exhibit A

Form of Assignment and Assumption Agreement

Final Version

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (“Assignment Agreement”) is entered into as of [    ], 2007, by and between Stratagene Corporation, a Delaware corporation (the “Assignor”) and Catalyst Assets LLC, a Delaware limited liability company (the “Assignee”).  Certain capitalized terms used herein without definition shall have the meanings assigned to them in the Asset Purchase Agreement (as defined below).

RECITALS

A.  Prior to the execution of this Assignment Agreement, the Assignor has entered into an Asset Purchase Agreement, dated as of April 5, 2007 (the “Asset Purchase Agreement”), with the Assignee for the sale to the Assignee of certain specified assets (the “Acquired Assets”).

B.  Pursuant to the terms of the Asset Purchase Agreement, the Assignor and the Assignee are entering into this Assignment Agreement in order to accomplish the assignment by the Assignor to the Assignee of all of the Assignor’s right, title and interest in and to certain contracts and other agreements relating to the Acquired Assets, and the Assignee wishes to accept such assignment and assume the Assignor’s obligations under such contracts and other agreements, all subject to the terms and conditions of this Assignment Agreement and the Asset Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Assignment Agreement agree as follows:

1.             Assignment and Assumption of Assumed Contracts.

The Assignor hereby transfers, assigns and conveys to the Assignee all of the Assignor’s right, title and interest in and to each of the contracts and agreements listed on Exhibit A hereto (the “Assumed Contracts”), and the Assignee hereby accepts such transfer, assignment and conveyance and agrees from and after the date hereof to assume, discharge and perform the obligations and other liabilities of the Assignor arising under and pursuant to the terms of such Assumed Contracts.

To the extent that the assignment of any contract, license or commitment to be assigned to Buyer hereby shall require the consent of the other party thereto, this instrument shall not constitute an assignment of the same as provided in Section 6.6 of the Asset Purchase Agreement; provided, however, that once such consent is obtained, this instrument shall effect an assignment of such contract, license or commitment.

2.             Further Assurances.

It is the intent of the parties that all of the Assignor’s right, title and interest in and to each of the Assumed Contracts be transferred, assigned and conveyed to the Assignee as set forth above.  Each party agrees to execute, acknowledge and deliver any further deeds, assignments, conveyances and other assurances, documents and instruments of transfer and take such other actions consistent with the foregoing as may be reasonably necessary to carry out the intent of this Assignment Agreement.

3.             Miscellaneous Provisions.

(a)           Notices.  Any notice or other communication required or permitted to be delivered as provided in the Asset Purchase Agreement.

(b)           Counterparts.  This Assignment Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

(c)           Governing Law.  This Assignment Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(d)           Successors And Assigns; Parties In Interest.

(i)            This Assignment Agreement shall be binding upon, and shall inure to the benefit of, the Assignor, the Assignee, and their respective successors in interest and permitted assigns.

(ii)           None of the provisions of the Assignment Agreement is intended to provide any rights or remedies to any Person other than the parties hereto.

(e)           Amendments.  This Assignment Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Assignee and the Assignor.

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In Witness Whereof, this Assignment Agreement has been duly executed on behalf of the parties hereto as of the date first written above.

Stratagene Corporation

By:

Title:

CATALYST ASSETS LLC

By:

Title:

Signature Page to Assignment and Assumption Agreement

Exhibit A

ASSUMED CONTRACTS

Exhibit B

Form of Bill of Sale

Final Version

BILL OF SALE

Stratagene Corporation, a corporation incorporated under the laws of Delaware (“Seller”), for good and valuable consideration paid to it, receipt of which is hereby acknowledged, pursuant to the Asset Purchase Agreement dated as of April 5, 2007 (the “Agreement”) between Seller and Catalyst Assets LLC, a corporation incorporated under the laws of Delaware (“Buyer”) and not withstanding that the following property may be conveyed by separate and specific transfer documents, sells, conveys, assigns, transfers and delivers, or will cause to be sold, conveyed, assigned, transferred and delivered, to Buyer all of Seller’s right, title and interest in and to the Acquired Assets TO HAVE AND TO HOLD such Acquired Assets for its or their use forever.  All capitalized terms not otherwise defined herein shall have the definitions given to such terms in the Agreement.

Seller covenants with Buyer that Seller will do, execute and deliver, or will cause to be done, executed and delivered, all further acts, transfers, assignments and conveyances and assurances, to better assure, convey and confirm the Acquired Assets to Buyer, as Buyer shall reasonably require.

Notwithstanding any other provision of this Bill of Sale, nothing contained in this Bill of Sale shall in any way supersede, modify, replace, amend, change, rescind, waive or otherwise affect any of the provisions, including the representations, warranties, covenants and agreements of Buyer and Seller set forth in the Agreement.  This Bill of Sale is intended only to affect the transfer of the Acquired Assets to be sold by Seller to Buyer under the Agreement.

This Bill of Sale shall be governed by, and interpreted and enforced in accordance with, Delaware laws, without regard to choice of law rules.

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be signed and delivered to the Buyer as of the Closing to be effective as of the close of business on [      ], 2007.

Stratagene Corporation

By:
Name:
Title:

B-1

EXHIBIT C

FORM OF ASSIGNMENT AND LICENSE AGREEMENT

Final Version

ASSIGNMENT AND LICENSE AGREEMENT

THIS ASSIGNMENT AND LICENSE AGREEMENT (this “Agreement”) is entered into as of [            ], 2007 (the “Effective Date”) by and between Stratagene Corporation (“Assignor”), incorporated under the laws of the State of Delaware, with a place of business at 11011 North Torrey Pines Road, La Jolla, California and Catalyst Assets LLC (“Assignee”), incorporated under the laws of Delaware, with a principal place of business at 3545 South Park Drive, Jackson, Wyoming.  Assignor and Assignee are hereinafter referred to as the “Parties.”

WHEREAS, Assignor and Assignee entered to an Asset Purchase Agreement dated as of April 5, 2007 (the “Asset Purchase Agreement”), for the purchase, transfer and license of certain assets of Assignor.

WHEREAS, the Asset Purchase Agreement contemplated Assignor’s assignment of certain patents to Assignee, with a reservation to Assignor of a royalty-free, fully-paid, world-wide license to certain of the assigned patents in exchange for a payment by Assignee.

NOW, THEREFORE, for and in consideration of the mutual covenants contained in the Asset Purchase Agreement and in this Agreement, the purchase price paid by Assignee, and for other good and valuable consideration the receipt of which each party hereby acknowledges, the Parties hereby agree as follows:

1.             ASSIGNMENT OF RIGHTS.  Assignor agrees to assign and hereby assigns all of Assignor’s right, title and interest in the patents and the patent applications listed in Exhibit A (the “Assigned Patents”), including, without limitation, domestic and foreign rights thereto, the right to file domestic and foreign patent applications thereon, and its rights in any and all patents that issue therefrom or claim priority thereto (the “Assigned Patent Rights”).

2.             RESERVATION OF LICENSE.  Assignee acknowledges that Assignor retains a fully-paid, world-wide, royalty-free, non-exclusive, non-transferable license, under the Assigned Patents (other than those which are expressly excluded from this Section 2 pursuant to Exhibit A), to use, make, have made, import, export, sell, offer to sell or otherwise transfer products or processes which practice any claim under an Assigned Patents, for all purposes and in all fields without the right to sublicense.

3.             AMENDMENT.  This Agreement shall not be amended or otherwise modified except by a written agreement dated subsequent to the date of this Agreement and signed on behalf of Assignee and Assignor by their respective duly authorized representatives.

4.             GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

5.             ASSIGNMENT.  Assignor may assign this Agreement and the retained patent rights to an Affiliate without notice to Assignee, and may assign to a third party upon written notice to Assignee, which third party acquires all or substantially all of Assignor’s assets related to Assignor’s research reagents business or is the survivor in a merger with Assignor.  Such assignment shall not be considered a “transfer” in violation of the rights and restrictions in paragraph 2 of this Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  For purposes of this Agreement, the term “Affiliates” shall mean for a company, any corporation or other business entity in which such company owns or controls, directly or indirectly, at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors; provided, however, that in any country where the local law does not permit foreign equity participation of at least 50%, then an “Affiliate” shall include any corporation or other business Entity in which the company owns or controls, directly or indirectly, the maximum percentage of such outstanding stock or voting rights permitted by local law.

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N WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Catalyst Assets LLC	Stratagene Corporation

By:	By:
Name:	Name:
Title:	Title:

SIGNATURE PAGE TO ASSIGNMENT AND LICENSE AGREEMENT

EXHIBIT D

PURCHASE PRICE ALLOCATION